Exhibit 99.1

VINEYARD NATIONAL BANCORP

PRESS RELEASE

VINEYARD NATIONAL BANCORP ANNOUNCES THE COMPLETION OF COMMON STOCK OFFERING TO RAISE $31.8 MILLION

Rancho Cucamonga, CA - May 8, 2006 - Vineyard National Bancorp (Nasdaq: VNBC) (the “Company”), the parent of Vineyard Bank (the “Bank”), today announced that on May 5, 2006 it closed and completed the sale of an aggregate of $31.8 million of common stock in a registered direct offering. The shares were offered through a prospectus supplement pursuant to the Company’s effective shelf registration statement. The transaction involved the sale of 1.2 million shares of common stock to three institutional accredited investors. RBC Capital Markets Corporation acted as sole placement agent for the transaction.

Norman Morales, President and Chief Executive Officer of the Company, commented, “The strategic placement of these shares and the respective growth capital it produces, with three of the premier institutional investors in the financial services industry, is a significant milestone in the Company’s evolution. Our ability to organically grow continues to be one of our strongest strategic attributes. With the pending merger of Rancho Bank early in the third quarter, and the benefits derived by the excess liquidity and low cost of funds they provide, Vineyard is well positioned to strongly finish this year and enter 2007 as one of the leading community banks in the State of California with assets in excess of $2 billion.”

Morales further commented, “Our significant investments in people and infrastructure these past twelve months, and the resulting period costs, allow us to now enter our next significant phase of profitable earnings growth in one of the most dynamic economies and markets in the United States.”

About The Company

The Company operates the Bank, a community bank principally located in the Inland Empire region of Southern California. The Bank operates twelve full-service banking centers located in Rancho Cucamonga, Chino, Corona, Crestline, Diamond Bar, Irvine, Irwindale, Lake Arrowhead, La Verne, Manhattan Beach, San Diego, and San Rafael in addition to loan production offices in Anaheim, Carlsbad and Westlake Village, California. Shares of the Company's common stock are traded on the NASDAQ National Market System under the ticker symbol VNBC.

Forward-Looking Statements

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Shareholder Relations
1260 Corona Pointe Court, Corona, California 92879  Tel: (951) 271-4232  Fax: (951) 278-0041
Email address: shareholderinfo@vineyardbank.com